Exhibit 19

WEIS MARKETS, INC. SECURITIES TRADING POLICY

Purpose

To describe Company standards concerning the handling of non-public information relating to the Company and the buying and selling of securities of the Company.

Persons Affected

This policy applies to directors, officers and other employees of the Company. Please note that the general prohibitions apply to all directors, officers and other employees of the Company, while the restrictions set forth in Part IV (blackout periods) and Part V (pre- notification procedures) apply only to directors, officers and certain other employees who are required by the Company to sign a certification to this policy.

Policy Statement

If a director, officer or other employee of the Company has material non-public information relating to the Company, it is our policy that neither that person nor any Related Parties (as defined below):

●	may buy or sell securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”)) or engage in any other action to take advantage of that information,
●	may pass that information on to any person outside the Company or suggest or otherwise recommend that any such person outside the Company buy or sell securities of the Company or engage in any other action to take advantage of that information, or
●	assist anyone engaged in the above activities.

This policy continues to apply after Board service has ended or termination of employment to the extent that a former director, officer or other employee is in possession of material nonpublic information at the time of termination. In such case, no trading may take place until the information becomes public or ceases to be material.

This policy also applies to information obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:

●	our customers or suppliers,
●	any company with which we may be negotiating a major transaction or business combination, or
●	any company as to which we have an indirect or direct control relationship or a designee on the board of directors.

No director, officer or other employee may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.

There are no exceptions to this policy, except as otherwise specifically set forth herein. Transactions that may be necessary or justifiable for personal or other reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Our directors and executive officers are subject to rules under the securities laws (Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”)) that are designed to minimize the misuse of inside information. This policy neither supersedes, nor is superseded by, Section 16 rules.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. In short, any information that could reasonably affect the price of the securities. Either positive or negative information may be material. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	projections of future earnings or losses, or other guidance concerning earnings;
●	the fact that earnings are inconsistent with consensus expectations;
●	a pending or proposed merger, joint venture, acquisition or tender offer;
●	a significant sale of assets or the disposition of a subsidiary or business unit;
●	significant related party transactions;
●	changes in dividend policies or the declaration of a stock split or the offering of additional securities;
●	a change in the Company’s pricing or cost structure;
●	major marketing changes;
●	changes in senior management or other key employees;
●	significant new products or discoveries;

●	significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
●	impending bankruptcy or other financial liquidity problems; and
●	the gain or loss of a substantial customer or supplier.

20-20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Individual Responsibility. Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information.

Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or entity whose transactions are subject to this policy, as discussed below under “Transactions by Related Parties”, also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer, Corporate Controller or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on our stock price, directors, officers and other employees must not pass the information on to others. The above penalties apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You may not trade on the basis of information that has not been broadly disclosed to the marketplace, such as through a press release or SEC filing, and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the first business day after the information is released. Thus, if information is released on a Monday, trading should not take place until Wednesday. However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the next business day following the day of release. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it was only available to a select group of analysts, brokers and institutional investors.

Transactions By “Related Parties.” The same restrictions described in this policy apply to your spouse, children and anyone else living in your household, any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities), partnerships in which you are a general partner, trusts of which you are a trustee and estates of which you are an executor (collectively “Related

Parties”). Directors, officers and other employees are expected to be responsible for compliance with this policy by their Related Parties.

Confidentiality Obligations. The restrictions set forth in this policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position.

Avoiding selective disclosure. The Company is required under Regulation FD to avoid the selective disclosure of material nonpublic information. The Board of Directors has established procedures for the release of material information, including the designation of company spokespersons, to achieve broad public dissemination of that information in accordance with Regulation FD. Accordingly, no officer, director or other employee of the Company may disclose material nonpublic information to any person outside the Company, except in accordance with these procedures. This prohibition extends to discussions concerning the Company and its business in internet chat rooms or similar forums.

Additional Prohibited Transactions. Because we believe it is improper and inappropriate for any personnel of the Company to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers and other employees, and their Related Parties, should not engage in any of the following activities with respect to securities of the Company:

Purchases of stock of the Company on margin. (Although you may pledge Company securities, including as part of a margin account, you should be aware that sales of such securities can be made by the holder without your knowledge or consent and thus could have securities law implications for you, including under Section 16 if you file Section 16 reports.)

Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery) (Note that the SEC effectively prohibits officers and directors from selling Company stock short. We are simply expanding this rule to cover all employees.)

Buying or selling puts, calls or other derivatives in respect of securities of the Company.

Although the Company discourages speculative hedging transactions, the Company does permit long-term hedging transactions that are designed to protect an individual’s investment in Company stock (i.e., the hedge must be for at least one year and relate to stock or options held by the individual). If you wish to engage in any such transaction, you must pre- clear it with the Chief Financial Officer or Corporate Controller. Because these activities raise issues under the U.S. federal securities laws, any person intending to engage in permitted hedging transactions is strongly urged to consult his or her personal legal counsel.

Blackout Periods – For Directors, Executive Officers and Certain Other Personnel with Access to our Results

The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of quarterly financial results will be subject to a quarterly blackout on trading. Thus, in addition to the general rule that directors, officers and other employees may not effect transactions in Company securities on the basis of material information until such time as the information becomes public, the following persons, and their Related Parties, may not effect any transactions in Company securities during the two-week period preceding the end of the Company’s fiscal quarter through the first business day following the public release of earnings for that quarter or, if the regular earnings release is issued prior to the opening of the market on a given day, through that day:

●	Directors and their administrative assistants and other assistants
●	Executive officers and their administrative assistants and other assistants
●	Employees in the accounting and finance departments
●Any employee asked by the Company to sign a certification to this policy The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout rules. Transactions effected pursuant to a properly established Rule 10b5-1 plan will not be subject to blackout periods.

You should be aware that the blackout period described above may be modified by the Company at any time. In addition, the Company may from time to time determine that trading in the Company’s securities is inappropriate at a time that is outside the blackout period and, accordingly, may reinstate a blackout period at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to these blackout requirements will receive notice of any modification by the Company of the blackout period policy or of any prohibition on trading during a non-blackout period.

Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.

Pre-Notification of Securities Trades - By Directors, Executive Officers and Certain Other Personnel that File Section 16 Reports

To provide assistance in preventing inadvertent violations of the law (which could result, for example, from failure by persons subject to reporting under Section 16(a)) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

All transactions in securities of the Company by the following persons, and their Related Parties, must be pre-notified to the Chief Financial Officer or Corporate Controller of the Company:

●	Directors
●	Executive officers and any other employee who has an obligation to file reports under Section 16(a)

Persons subject to these restrictions should contact the Chief Financial Officer or Corporate Controller at least two business days in advance of a transaction.

For purposes of the pre-notification procedures, “transactions in securities” would cover gifts, loans, hedging transactions, contributions to a trust and any other transfer of stock.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-notification at the time the plan is established, modified or terminated. Persons subject to the pre-notification policy should coordinate any such plans or arrangements with the Chief Financial Officer or Corporate Controller. Even though each transaction effected under a Rule10b5-1 plan does not need to be pre-notified, it nonetheless must be reported on a Form 4 and thus arrangements should be made with the Chief Financial Officer or Corporate Controller to notify him or her as to such Rule 10b5-1 trades.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-notification may not be given permission to effect transactions in Company securities. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties, and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure or material nonpublic information to others, who then trade in the Company’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the under laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment:

For individuals who trade on inside information (or tip information to others):

●	A civil penalty of up to three times the profit gained or loss avoided;
●	A criminal fine (no matter how small the profit) of up to $5 million; and
●	A jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

●	A civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
●	A criminal penalty of up to $25 million.

In addition, an individual’s failure to comply with this policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Assistance

Any person who has any questions about this Securities Trading Policy, or about specific transactions should contact the Chief Financial Officer or Corporate Controller. All determinations and interpretations by the Chief Financial Officer or Corporate Controller shall be final and not subject to further review. Remember, however, that the ultimate responsibility for adhering to the policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

WEIS MARKETS, INC.

SECURITIES TRADING POLICY CERTIFICATION

I certify that:

1.	I have read and understand the Company’s Securities Trading Policy (the “Policy”). I understand that the Chief Financial Officer or Corporate Controller is available to answer any questions I have regarding the Policy.
2.	Since July 8, 2003, the original effective date of the Policy, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.
3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print Name:

Signature:

Date: